                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                 SCHEDULE 13D/A
                                [AMENDMENT NO. 2]


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934*


                                    AROC INC.
                                (NAME OF ISSUER)


                    COMMON STOCK, $0.001 PAR VALUE PER SHARE
                         (TITLE OF CLASS OF SECURITIES)


                                    02932810
                                 (CUSIP NUMBER)


                                ROBERT L. ZORICH
                            ENCAP INVESTMENTS L.L.C.
                           1100 LOUISIANA, SUITE 3150
                              HOUSTON, TEXAS 77002
                                 (713) 659-6100
                  (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON
                AUTHORIZED TO RECEIVE NOTICES AND COMMUNICATIONS)


                                 AUGUST 11, 2000
                      (DATE OF EVENT WHICH REQUIRES FILING
                               OF THIS STATEMENT)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 204.13d-1(g), check the following box. [ ]

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7(b) for other parties to whom copies are to be sent.

The remainder of the cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

CUSIP NO. 02932010

--------------------------------------------------------------------------------

1   NAME OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF
    ABOVE PERSONS

           ENERGY CAPITAL INVESTMENT COMPANY PLC
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [ ]

                                                                         (b) [X]
--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   SOURCE OF FUNDS (SEE INSTRUCTIONS)

                                                                 00 (SEE ITEM 3)
--------------------------------------------------------------------------------
5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
    2(d) OR 2(e)                                                             [ ]
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION
                                               ENERGY CAPITAL INVESTMENT COMPANY
                                               PLC IS A COMPANY FORMED UNDER THE
                                                  LAWS OF THE COUNTRY OF ENGLAND
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
   SHARES                                                                      0
BENEFICIALLY   -----------------------------------------------------------------
  OWNED BY      8   SHARED VOTING POWER
   EACH
 REPORTING                                                                     0
  PERSON       -----------------------------------------------------------------
   WITH         9   SOLE DISPOSITIVE POWER

                                                                               0
               -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                                                                               0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                               0
--------------------------------------------------------------------------------
12   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)                                                      [ ]
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                                              0%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                                                              00
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP NO. 02932810

--------------------------------------------------------------------------------

1   NAME OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

           EnCAP EQUITY 1996 LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [ ]

                                                                         (b) [X]
--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   SOURCE OF FUNDS (SEE INSTRUCTIONS)

                                                                 00 (SEE ITEM 3)
--------------------------------------------------------------------------------
5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
    2(d) OR 2(e)                                                             [ ]
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION
                                        EnCAP EQUITY 1996 LIMITED PARTNERSHIP IS
                                       A LIMITED PARTNERSHIP ORGANIZED UNDER THE
                                                      LAWS OF THE STATE OF TEXAS
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
   SHARES                                                                      0
BENEFICIALLY   -----------------------------------------------------------------
  OWNED BY      8   SHARED VOTING POWER
   EACH
 REPORTING                                                                     0
  PERSON       -----------------------------------------------------------------
   WITH         9   SOLE DISPOSITIVE POWER

                                                                               0
               -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                                                                               0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                               0
--------------------------------------------------------------------------------
12   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)                                                      [ ]
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                                              0%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                                                              PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP NO. 02932810

--------------------------------------------------------------------------------

1   NAME OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

           EnCAP EQUITY 1994 LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [ ]

                                                                         (b) [X]
--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   SOURCE OF FUNDS (SEE INSTRUCTIONS)

                                                                 00 (SEE ITEM 3)
--------------------------------------------------------------------------------
5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
    2(d) OR 2(e)                                                             [ ]
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION
                                        EnCAP EQUITY 1994 LIMITED PARTNERSHIP IS
                                       A LIMITED PARTNERSHIP ORGANIZED UNDER THE
                                                      LAWS OF THE STATE OF TEXAS
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
   SHARES                                                                      0
BENEFICIALLY   -----------------------------------------------------------------
  OWNED BY      8   SHARED VOTING POWER
   EACH
 REPORTING                                                                     0
  PERSON       -----------------------------------------------------------------
   WITH         9   SOLE DISPOSITIVE POWER

                                                                               0
               -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                                                                               0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                               0
--------------------------------------------------------------------------------
12   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)                                                      [ ]
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                                              0%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                                                              PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP NO. 02932810

--------------------------------------------------------------------------------

1   NAME OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

           EnCAP INVESTMENTS L.L.C.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [ ]

                                                                         (b) [X]
--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   SOURCE OF FUNDS (SEE INSTRUCTIONS)

                                                                 00 (SEE ITEM 3)
--------------------------------------------------------------------------------
5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
    2(d) OR 2(e)                                                             [ ]
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION
                                           EnCAP INVESTMENTS L.L.C. IS A LIMITED
                                           LIABILITY COMPANY ORGANIZED UNDER THE
                                                   LAWS OF THE STATE OF DELAWARE
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
   SHARES                                                                      0
BENEFICIALLY   -----------------------------------------------------------------
  OWNED BY      8   SHARED VOTING POWER
   EACH
 REPORTING                                                                     0
  PERSON       -----------------------------------------------------------------
   WITH         9   SOLE DISPOSITIVE POWER

                                                                               0
               -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                                                                               0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                               0
--------------------------------------------------------------------------------
12   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)                                                      [ ]
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                                              0%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                                                              OO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP NO. 02932810

--------------------------------------------------------------------------------

1   NAME OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

           EL PASO CAPITAL INVESTMENTS, L.L.C.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [ ]

                                                                         (b) [X]
--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   SOURCE OF FUNDS (SEE INSTRUCTIONS)

                                                                 00 (SEE ITEM 3)
--------------------------------------------------------------------------------
5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
    2(d) OR 2(e)                                                             [ ]
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION
                                             EL PASO CAPITAL INVESTMENTS, L.L.C.
                                        IS A LIMITED LIABILITY COMPANY ORGANIZED
                                         UNDER THE LAWS OF THE STATE OF DELAWARE
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
   SHARES                                                                      0
BENEFICIALLY   -----------------------------------------------------------------
  OWNED BY      8   SHARED VOTING POWER
   EACH
 REPORTING                                                                     0
  PERSON       -----------------------------------------------------------------
   WITH         9   SOLE DISPOSITIVE POWER

                                                                               0
               -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                                                                               0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                               0
--------------------------------------------------------------------------------
12   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)                                                      [ ]
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                                              0%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                                                              OO
--------------------------------------------------------------------------------

ITEM 1. SECURITY AND ISSUER.

      No modification.

ITEM 2. IDENTITY AND BACKGROUND.

      No modification.

ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

      No modification.

ITEM 4. PURPOSE OF TRANSACTION.

      Item 4 is amended by adding the following:

      Effective August 11, 2000, each reporting person transferred all of its equity securities in the Issuer to MPAC Energy, LLC, a Texas limited liability company ("MPAC") in exchange for a membership interest in MPAC.

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER.

      Item 5 is amended as follows:

      (a) Energy PLC. Energy PLC is the beneficial owner of zero shares (and thus zero percent) of Common Stock on an as converted basis.

          EnCap 96 LP. EnCap 96 LP is the beneficial owner of zero shares (and thus zero percent) of Common Stock on an as converted basis.

          EnCap Investments. EnCap Investments is the beneficial owner of zero shares (and thus zero percent) of Common Stock on an as converted basis.

          EnCap 94 LP. EnCap 94 LP is the beneficial owner of zero shares (and thus zero percent) of Common Stock on an as converted basis.

          El Paso Capital. El Paso Capital is the beneficial owner of zero shares (and thus zero percent) of Common Stock on an as converted basis.

          EF-II Holdings. EF-II Holdings is the beneficial owner of zero shares (and thus zero percent) of Common Stock on an as converted basis.

          El Paso Energy and El Paso Field Services. El Paso Energy and El Paso Field Services are the beneficial owners of zero shares (and thus zero percent) of Common Stock on an as converted basis.

          Executive Officers and Directors. Except as otherwise described herein, to the knowledge of each of the filing persons, none of the executive officers and directors of Energy PLC or the managing directors of EnCap Investments named in Item 2 is the beneficial owner of any shares of Common Stock.

      (b) Energy PLC. Energy PLC has the power to vote or direct the vote or to dispose or to direct the disposition of zero shares of Common Stock on an as converted basis.

          EnCap 96 LP. EnCap 96 LP has the power to vote or direct the vote or to dispose or to direct the disposition of zero shares of Common Stock on an as converted basis.

          EnCap 94 LP. EnCap 94 LP has the power to vote or direct the vote or to dispose or to direct the disposition of zero shares of Common Stock on an as converted basis.

          EnCap Investments. EnCap Investments has the power to vote or direct the vote or to dispose or to direct the disposition of zero shares of Common Stock on an as converted basis.

          EF-II Holdings. EF-II Holdings has the power to vote or direct the vote or to dispose or to direct the disposition of zero shares of Common Stock on an as converted basis.

          El Paso Capital. El Paso Capital has the power to vote or direct the vote or to dispose or to direct the disposition of zero shares of Common Stock on an as converted basis.

          El Paso Energy and El Paso Field Services. El Paso Energy and El Paso Field Services each has the power to vote or direct the vote or to dispose or to direct the disposition of zero shares of Common Stock on an as converted basis.

          Executive Officers and Directors. No executive officer or director of Energy PLC, El Paso Field Services, or El Paso Energy, or managing director of EnCap Investments, EF-II Holdings, or El Paso Capital has the power to vote or direct the vote or dispose or direct the disposition of any shares of Common Stock.

      (e) Each of the reporting persons ceased to be the owner of more than five percent (5%) of the shares of Common Stock and Preferred Stock effective August 11, 2000.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO THE SECURITIES OF THE ISSUER.

      No modification.

ITEM 7. MATERIAL TO BE FILED AS EXHIBITS.

      Item 7 is amended as follows:

      Exhibit 1  -  Joint Filing Agreement dated October 11, 2000 between and Energy PLC, EnCap 96 LP, EnCap 94 LP, EnCap Investments, and El Paso Capital.

                                   SIGNATURES


      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: October 11, 2000      ENERGY CAPITAL INVESTMENT COMPANY PLC

                            By: /s/ Gary R. Peterson
                                ------------------------------------------------
                                Gary R. Petersen
                                Director


Date: October 11, 2000      ENCAP EQUITY 1996 LIMITED PARTNERSHIP

                            By: EnCap Investments L.L.C., General Partner

                            /s/ Robert L. Zorich
                            ----------------------------------------------------
                                Robert L. Zorich
                                Managing Director


Date: October 11, 2000      ENCAP INVESTMENTS L.L.C.

                            /s/ Robert L. Zorich
                            ----------------------------------------------------
                                Robert L. Zorich
                                Managing Director

Date: October 11, 2000      ENCAP EQUITY 1994 LIMITED PARTNERSHIP

                            By: EnCap Investments L.L.C., General Partner

                            /s/ Robert L. Zorich
                            ----------------------------------------------------
                                Robert L. Zorich
                                Managing Director

Date: October 11, 2000      EL PASO CAPITAL INVESTMENTS, L.L.C.


                            By: /s/ John L. Harrison
                                ------------------------------------------------
                                John L. Harrison
                                Vice President and Senior Managing Director

                               INDEX TO EXHIBITS


MATERIAL TO BE FILED AS EXHIBITS.

Exhibit 1 - Joint Filing Agreement dated October 11, 2000 between Energy PLC,
            EnCap 96 LP, EnCap 94 LP, EnCap Investments, and El Paso Capital.

                                                                       EXHIBIT 1


                                    AGREEMENT

         The undersigned reporting persons hereby agree that the statements filed pursuant to this Schedule 13D/A dated October 11, 2000, which this Agreement is filed as an exhibit, are filed on behalf of each of them.


Date: October 11, 2000      ENERGY CAPITAL INVESTMENT COMPANY PLC

                            By: /s/ Gary R. Peterson
                                ------------------------------------------------
                                Gary R. Petersen
                                Director


Date: October 11, 2000      ENCAP EQUITY 1996 LIMITED PARTNERSHIP

                            By: EnCap Investments L.L.C., General Partner

                                /s/ Robert L. Zorich
                                ------------------------------------------------
                                Robert L. Zorich
                                Managing Director


Date: October 11, 2000      ENCAP INVESTMENTS L.L.C.

                            /s/ Robert L. Zorich
                            ----------------------------------------------------
                                Robert L. Zorich
                                Managing Director


Date: October 11, 2000      ENCAP EQUITY 1994 LIMITED PARTNERSHIP

                            By: EnCap Investments L.L.C., General Partner

                            /s/ Robert L. Zorich
                            ----------------------------------------------------
                                Robert L. Zorich
                                Managing Director


Date: October 11, 2000      EL PASO CAPITAL INVESTMENTS, L.L.C.

                            By: /s/ John L. Harrison
                                ------------------------------------------------
                                John L. Harrison
                                Vice President and Senior Managing Director